EXHIBIT 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (“Agreement”) is dated September 9th, 2022 and is entered into by and between Pathfinder Bancorp., Inc., including Pathfinder Bank and any other affiliates or subsidiaries (“Pathfinder”), located at 214 W. First Street, Oswego, New York 13126, and Thomas W. Schneider (“Mr. Schneider”), residing at 10 Margaret Street, Oswego, New York 13126 (collectively, the “Parties”).
WHEREAS, Mr. Schneider resigned from his position with Pathfinder as Director of Capital Markets and Corporate Strategy on September 7, 2022;
WHEREAS, Mr. Schneider has no pending claims or complaints with the New York State Division of Human Rights (“NYSDHR”), the United States Equal Employment Opportunity Commission (“EEOC”), or any federal or state court;
WHEREAS, the Parties wish to enter into covenants to preserve and foster their respective interests and, in certain respects, their cooperation; and
WHEREAS, the Parties further desire to resolve any potential claims, if any, that Mr. Schneider has against Pathfinder or any “Releasees,” as defined in Section 3 below.
NOW, THEREFORE, in consideration of the mutual covenants hereinafter contained, and for other good and valuable consideration, the amount and sufficiency of which are hereby acknowledged, IT IS HEREBY AGREED as follows:
1. Last Day of Employment.  Mr. Schneider’s last day of employment with Pathfinder was September 7, 2022.  Regardless of whether Mr. Schneider signs this Agreement, and even though his last day of employment was September 7, 2022, Mr. Schneider will receive regular wages in accordance with Pathfinder’s normal payroll practices through the payroll period ending September 7, 2022.
2. Consideration for Mr. Schneider.  As consideration for the commitments and releases made by Mr. Schneider in this Agreement, Pathfinder agrees to pay Mr. Schneider a lump sum payment of Sixty Thousand Dollars ($60,000), less applicable taxes, withholdings, and deductions.  This payment will be made within fifteen (15) days after the Effective Date of this Agreement, as set forth in Section 11 below.  Mr. Schneider’s health and dental insurance coverage as an employee with Pathfinder terminates on September 30, 2022, after which time he shall be eligible for COBRA coverage.  If Mr. Schneider elects COBRA coverage, and if this Agreement becomes Effective as set forth in Section 11, Mr. Schneider may receive health and dental insurance coverage under Pathfinder’s plan.  If Mr. Schneider elects and receives COBRA, Pathfinder will pay the full amount of the health and dental insurance premium through November 30, 2022.
3. Release and Waiver by Mr. Schneider.  For good and valuable consideration from Pathfinder, the receipt and adequacy of which is hereby acknowledged, Mr. Schneider hereby irrevocably and unconditionally releases, waives, and forever discharges Pathfinder, as well as all current, past, and former shareholders, directors, officers, members, employees, associates, consultants, fiduciaries, trustees, insurers, predecessors and successors, or any person acting through, under, or in concert with them (collectively described as the “Releasees”), from and against all liabilities, claims, actions, demands, damages, and costs of every nature (including attorneys’ fees and any alleged injuries or damages suffered at any time after the date of this release by reason of the continued effects of any such alleged actions which occurred on or before the date of this release), whether known or unknown, asserted or unasserted, which have arisen from any occurrence, transaction, omission, or communication transpiring or occurring at any time prior to execution of this Agreement, with the exception that claims are preserved by the Parties for any alleged breach of the provisions of this Agreement.
A. Mr. Schneider hereby specifically releases, waives, and forever discharges Pathfinder and the Releasees, from and against all liabilities, claims, actions, demands, damages, and costs of every nature (including any alleged injuries or damages suffered at any time after the date of this release by reason of the continued effects of any such alleged acts which occurred on or before the date of this release), whether known or unknown, asserted or unasserted, which arise under Title VII of the Civil Rights Act of 1964; 42 U.S.C. § 1981; Age Discrimination in Employment Act of 1967; Americans with Disabilities Act of 1990; New York State Human Rights Law; New York Civil Rights Law; Genetic Information Nondiscrimination Act; Employee Retirement Income Security Act of 1974; Family and Medical Leave Act; Fair Labor Standards Act; Equal Pay Act; New York State Workers’ Compensation Law §§ 120, 241; New York Labor Law; any other federal, state, or local statute; or federal or state common law claim.
B. Mr. Schneider acknowledges that he may have sustained damages, costs, or expenses that are presently unknown and that relate to claims against Pathfinder.  Mr. Schneider expressly waives and relinquishes all rights and benefits which he may have under any state or federal statute or common law principles that would otherwise limit the effect of this Agreement to claims known or suspected prior to the date he signs this Agreement, and does so understanding and acknowledging the significance and consequences of such specific waiver.
C. The above waiver and release does not affect Mr. Schneider’s right to file a charge or cooperate in an investigation with the EEOC and/or the NYSDHR or any governmental agency, but it is understood and agreed that Mr. Schneider waives, releases, and gives up any right to reinstatement, reimbursement, money damages, or other payment or monetary benefit with regard to or arising out of any such charge, investigation, agency or administrative adjudication, or litigation.
D. If any term of this section shall be declared unenforceable by a court or other tribunal of competent jurisdiction, it shall not adversely affect the enforceability of the remainder of this section.

E. Mr. Schneider acknowledges and agrees that while this section sets forth a broad release under Title VII of the Civil Rights Act of 1964, the New York Human Rights Law, and any other state or local law that prohibits discrimination and harassment, Mr. Schneider has never asserted a claim for discrimination or harassment and has no such claim against Pathfinder or any of the Releasees as of the date of this Agreement.  Mr. Schneider further acknowledges that no portion of the benefits he is receiving under the terms of this Agreement relate in any way to a claim for discrimination or harassment.

F. 4.  The Parties Do Not Admit Any Liability.  The Parties understand and agree that this Agreement, and the consideration rendered in accordance with this Agreement, is not to be, in whole or in part, construed or deemed evidence of any admission or concession on the part of the Parties or the Releasees of any liability whatsoever.
5. Non-Disparagement.   Mr. Schneider agrees and represents that he will not directly or indirectly make any statements to, or otherwise engage in, any communications (electronic or otherwise) with the general public, media, or customers, members and employees of Pathfinder which disparage or denigrate Pathfinder or any of its board members, directors, officers, employees, attorneys, or agents, or any Releasee.
6. Non-Disclosure.

A. Mr. Schneider agrees that he has not initiated, and he will not initiate going forward, directly or indirectly, communications or discussions (whether oral, or in a written, print, electronic, or web forum) about this Agreement or its terms with the general public, media or customers, members and employees of Pathfinder.  Mr. Schneider, however, may discuss this Agreement with his attorney and/or tax preparer as the need may arise.  Mr. Schneider agrees to inform any such persons that the Agreement is confidential and obtain their agreement to abide by the confidentiality provisions herein.  Mr. Schneider also may disclose the terms of this Agreement to the extent necessary when dealing with any governmental entity.  Nothing in this paragraph shall prevent Mr. Schneider from truthfully testifying or providing information if compelled by subpoena or other compulsory legal process.  If Mr. Schneider receives a subpoena or other compulsory legal process, he shall contact Employer’s attorney, Edward G. Melvin, Esq., Barclay Damon LLP, Barclay Damon Tower, 125 E. Jefferson St., Syracuse New York, 13202, emelvin@barclaydamon.com, within five (5) business days.
B. Mr. Schneider agrees that in the course of his employment with Pathfinder, including during his tenure as President and Chief Executive Officer, he acquired non-public confidential and proprietary information, and also agrees that it would be damaging to Pathfinder if such confidential and proprietary information were disclosed to any third party or person.  Confidential and proprietary information includes, but is not limited to, trade secrets, proprietary information, personnel information, privileged information, medical information, financial information (whether of Pathfinder or customers), customer lists, customer preferences, contract terms or conditions, operational methods, marketing plans or strategies, business acquisition plans, personnel acquisition or termination plans, compensation, benefit schedules, and all other information pertaining to the business of Pathfinder that is not publicly available (collectively “Confidential Information”).  Mr. Schneider agrees not to disclose or cause or permit to be disclosed directly or indirectly such Confidential Information.
7. Non-Solicitation. Mr. Schneider covenants and agrees that for a period of (1) year from September 7, 2022, he shall not canvass, solicit, any business for himself or any other company or firm from any present or past customers of Pathfinder.  Mr. Schneider further agrees that for the same time period he shall not solicit any of the employees of Pathfinder to leave the employ of Pathfinder.
8. Remedies for Breach.  Mr. Schneider agrees that, in the event of a breach or threatened breach of this Agreement by him, Pathfinder shall be entitled to judicial intervention from the applicable state or federal courts, including, but not limited to, enforcing the terms of this Agreement or seeking immediate injunctive relief and damages, without waiver of any other rights or remedies from a court of law or equity.  Mr. Schneider acknowledges that the Non-Disparagement, Non-Disclosure, and Non-Solicitation provisions set forth in Sections 5, 6, and 7 herein are material terms of this Agreement, and that their violation will constitute a material breach of this Agreement.  Mr. Schneider agrees that his breach of these obligations would result in irreparable harm to Pathfinder, and that Pathfinder would be entitled to seek injunctive relief and damages.
9. Cooperation. Through September 6, 2023, Mr. Schneider agrees to make himself available at reasonable times by telephone or mail to cooperate with any and all reasonable requests by Pathfinder to provide information about Pathfinder operations which he has knowledge as a result of his employment with Pathfinder as Director of Capital Markets and Corporate Strategy (and, previously, as President and Chief Executive Officer).  Mr. Schneider also agrees to reasonably cooperate with Pathfinder and its counsel in connection with any litigations or investigations brought by any third-party involving Pathfinder or any Releasee for which he has relevant information and knowledge as a result of his employment with Pathfinder.  Mr. Schneider agrees that the information he may provide to Pathfinder and its counsel will be complete and truthful.  Mr. Schneider agrees to make himself reasonably available for preparation for hearings, proceedings or litigation and for attendance at any pre-trial discovery and trial sessions.  Pathfinder agrees to make best efforts to provide Mr. Schneider with reasonable notice and reasonable accommodations and to set times and locations that are mutually convenient in the event his participation is required.  Pathfinder will reimburse Mr. Schneider for all reasonable business expenses in providing such services provided that they were requested by Mr. Schneider and authorized by Pathfinder prior to being incurred.  Mr. Schneider further agrees that he will not voluntarily offer assistance or testimony in any action against Pathfinder brought by any third party, unless ordered to do so by subpoena, court order or other process.  Within five (5) business days of receiving any legal or other process requiring his assistance and/or testimony as described above, Mr. Schneider or his counsel shall notify Pathfinder’s attorney, Edward G. Melvin, Esq., Barclay Damon LLP, Barclay Damon Tower, 125 E. Jefferson St., Syracuse New York, 13202, emelvin@barclaydamon.com.
10. Acknowledgements & Warranties for Mr. Schneider.  Mr. Schneider agrees that he has been fully compensated for all hours worked in accordance with federal and state overtime and minimum wage laws, and that he waives any claim that he might make for unpaid wages, benefits, bonuses, unused vacation, commissions, or personal time for which payment is due, except as set forth in Section 2 of this Agreement.
A. Mr. Schneider agrees that neither Pathfinder nor any Releasee has any obligation to employ, hire, or reinstate or otherwise engage Mr. Schneider in the future as an employee or independent contractor.  Mr. Schneider further acknowledges and agrees that this Agreement is sufficient and appropriate legal grounds for Pathfinder or any Releasee to deny him employment at any time in the future as an employee or independent contractor.
B. Mr. Schneider further understands that while employed by Pathfinder, he was required to immediately report any and all workplace injuries and illnesses and that every such illness or injury, if any, were reported.  Mr. Schneider warrants that he is not aware of any continuing effects of any work-related injuries or illnesses or of any symptoms which might be caused by a work-related injury or illness, whether reported or not.  This Agreement may be disclosed by Pathfinder to its workers’ compensation insurance carrier and/or New York State Workers’ Compensation Board (“NYSWCB”).  Further, this Agreement is not meant to impact any pending workers’ compensation claim Mr. Schneider may have against Pathfinder.
C. Mr. Schneider warrants that he has not filed a discrimination claim under § 120 or § 241 of the New York State Workers’ Compensation Law.  This Agreement may be disclosed by Pathfinder to the NYSWCB, or other applicable administrative body or court, and all parties to any claim before the NYSWCB, or other applicable administrative body or court, should Mr. Schneider violate the terms of this paragraph.
11. Voluntary Agreement.  The Parties acknowledge that during their joint discussions which resulted in this Agreement that they were fully and fairly represented; that they had the unlimited right and opportunity to propose the terms of this Agreement; that they have carefully read the foregoing Agreement, including the release of claims; that they had a reasonable period of time in which to consider this Agreement; and that they knowingly, voluntarily, and of their own free will entered into this Agreement fully understanding its terms.

 In addition, Mr. Schneider acknowledges the following:

A.
In order to accept this Agreement, Mr. Schneider must sign, date and return a copy of the Agreement to Pathfinder, specifically to Chris Burritt, Chair, Pathfinder Bank, as follows: in person; or by certified mail return receipt to Mr. Burritt, Chair, Pathfinder Bank, 4077 County Route 57, Oswego, New York; or by e-mail to Mr. Burritt at chriscrosswoodshop@gmail.com.

B.
Mr. Schneider had adequate opportunity to request, and has received, all information he needs to understand this Agreement and has been offered sufficient time, that is, at least twenty-one (21) calendar days, to consider whether to sign this Agreement.

C.
Once Mr. Schneider executes the Agreement, he will still have an additional seven (7) calendar days in which to revoke his acceptance of this Agreement.  To do so, he must provide his signed revocation to Mr. Burritt: in person; or by certified mail return receipt to Mr. Burritt, Chair, Pathfinder Bank, 4077 County Route 57, Oswego, New York 13126; or by e-mail to Mr. Burritt at chriscrosswoodshop@gmail.com.  If Mr. Schneider has not revoked this Agreement, the eighth (8th) calendar day after the date of his acceptance will be the Effective Date of this Agreement.

D.	Mr. Schneider was advised to consult with an attorney about this Agreement prior to executing same.

E.	Mr. Schneider has knowingly and voluntarily entered this Agreement, without any duress, coercion, or undue influence by anyone.

F.	Mr. Schneider is not waiving any rights or claims which may arise after the date he executes this Agreement.

G.
Mr. Schneider is not otherwise entitled to the consideration listed in Section 2 of this Agreement, and this monetary payment, along with other items set forth herein, are good and sufficient consideration for him to enter into this Agreement with Pathfinder.

12. Entire Agreement and Amendment.  This Agreement represents the entire Agreement of Mr. Schneider and Pathfinder, and any prior oral or written agreements or negotiations of the Parties that are not included and embodied herein are waived, are of no effect, and create no rights or liabilities.  This Agreement may only be amended by an agreement in writing signed by the Parties hereto.  The Parties expressly warrant that no agent, employee, attorney, representative, or any other person representing or claiming to represent any other party has made any representations, promises, or statements of any kind to them or their representatives to induce them to enter into this Agreement, other than those expressly contained in this Agreement, and that reliance on any such representation, promise, or statement would be unintended and unjustified. No right or benefit under this Agreement may be waived except by a document in writing signed by the party waiving the right or benefit.  Any such waiver shall be effective as to the specific right or benefit waived at the time, and no waiver shall extend to any future right or benefit whether or not of the same kind.
13. Governing Law & Venue.  This Agreement is established under, and shall be governed and construed according to, the laws of the State of New York.  Jurisdiction of any action or proceeding relating to or arising out of this Agreement shall be in the State of New York with venue in Oswego County.
14. Payment of Legal Fees.  In the event that any party proves there has been a material breach of this Agreement, then the prevailing party shall be entitled to reasonable legal fees, costs, and disbursements.
15. Non-Assignment.  Mr. Schneider agrees that he has not assigned or transferred to any other person or entity any claims that are released by this Agreement, and that the benefits being provided to him are not subject to alienation.  Mr. Schneider agrees to defend, indemnify, and hold harmless Pathfinder from and against any claim, including the payment of attorneys’ fees and costs incurred, whether or not litigation is commenced, based on, in connection with, or arising out of any such assignment or transfer.
16. Severability.  The provisions of this Agreement are severable, and if any part is determined by a court of competent jurisdiction to be unenforceable, the other provisions nonetheless shall remain fully valid and enforceable.
17. Counterparts.  This Agreement may be executed in counterparts, all of which, taken together will have the same effect as though all signers executed one and the same document.
18. Return of Property.  By September 12, 2022, Mr. Schneider shall return to Pathfinder any and all records, documents, computer disks, computer tapes, computer memory and recordings, identification cards, credit cards, keys, computer software and programs, iPad, laptop and peripherals within his possession or control that reflect any Confidential Information regarding Pathfinder or any other Releasees.  Pathfinder will arrange a meeting time, place and manner for Mr. Schneider’s return of the information set forth in this section.  No later than September 12, 2022, Mr. Schneider also agrees to delete any Confidential Information from any computer hard drive or computer system within his possession or control that is not located on Pathfinder’s premises.
IF PATHFINDER (THROUGH MR. BURRITT) DOES NOT RECEIVE A SIGNED COPY OF THIS AGREEMENT WITHIN TWENTY-ONE (21) DAYS OF ITS PROVISION TO MR. SCHNEIDER, THAT IS, BY SEPTEMBER 30, 2022 THIS AGREEMENT WILL BE DEEMED TO BE WITHDRAWN. NOTWITHSTANDING THIS TWENTY-ONE (21) DAY PERIOD, PATHFINDER RETAINS THE RIGHT TO WITHDRAW THIS OFFER AT ANY TIME PRIOR TO WRITTEN ACCEPTANCE BY MR. SCHNEIDER.

Please execute, date, and return the Agreement to:
Chris Burritt
Chair, Board of Directors
4077 County Route 57
Oswego, New York 13126

ACCEPTED AND AGREED:

Dated: September 28, 2022	/s/ Thomas W. Schneider
Thomas W. Schneider

Dated: September 28, 2022		Pathfinder Bancorp., Inc. /s/ Chris Burritt
	By:	Chris Burritt Chair, Board of Directors